Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	February 4, 2014
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
FIRST QUARTER FINANCIAL RESULTS
ROANOKE, Va. (February 4, 2014)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,722,788 or $0.37 per average share outstanding for the quarter ended December 31, 2013. This compares to consolidated earnings of $1,554,153 or $0.33 per average share outstanding for the quarter ended December 31, 2012. CFO Paul Nester attributed the higher earnings to improved utility margins resulting from higher heating sales volume.
Earnings for the twelve months ending December 31, 2013 were $4,430,687 or $0.94 per share compared to $4,015,986 or $0.86 per share for the twelve months ended December 31, 2012. Nester attributed the increase in earnings to higher heating sales volumes and unit margin.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended December 31, 2013 are not indicative of the results to be expected for the fiscal year ending September 30, 2014 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues	$20,011,194	$18,746,592	$64,470,268	$59,047,103
Cost of sales	11,808,202	10,810,109	36,600,868	32,307,150
Gross margin	8,202,992	7,936,483	27,869,400	26,739,953
Other operating expenses	4,955,481	4,969,350	18,854,084	18,425,085
Interest expense	464,453	459,461	1,833,091	1,831,347
Income before income taxes	2,783,058	2,507,672	7,182,225	6,483,521
Income tax expense	1,060,270	953,519	2,751,538	2,467,535
Net income	$1,722,788	$1,554,153	$4,430,687	$4,015,986
Net earnings per share of common stock:
Basic	$0.37	$0.33	$0.94	$0.86
Diluted	$0.37	$0.33	$0.94	$0.86
Cash dividends per common share	$0.1850	$1.1800	$0.7250	$1.7050
Weighted average number of common shares outstanding:
Basic	4,710,467	4,677,841	4,706,950	4,659,422
Diluted	4,710,599	4,677,841	4,707,205	4,661,565

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2013	2012
Current assets	$25,201,737	$27,855,754
Total property, plant and equipment, net	100,780,577	91,984,682
Other assets	4,541,108	8,650,084
Total Assets	$130,523,422	$128,490,520
Liabilities and Stockholders’ Equity
Current liabilities	$35,653,937	$31,273,411
Long-term debt	11,400,000	13,000,000
Deferred credits and other liabilities	32,929,594	36,783,200
Total Liabilities	79,983,531	81,056,611
Stockholders’ Equity	50,539,891	47,433,909
Total Liabilities and Stockholders’ Equity	$130,523,422	$128,490,520